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As filed with the Securities and Exchange Commission on August 30, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

BIRCH TELECOM, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	43-1766929
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2020 Baltimore Avenue	64108
Kansas City, Missouri (Address of principal executive offices)	(Zip Code)

BIRCH TELECOM, INC. 1998 STOCK OPTION PLAN
2000 EQUITY PARTICIPATION PLAN OF BIRCH TELECOM, INC.
2001 EQUITY PARTICIPATION PLAN OF BIRCH TELECOM, INC.
(Full titles of the Plans)

Gregory C. Lawhon
Senior Vice President of Public Policy and General Counsel
2020 Baltimore Avenue
Kansas City, Missouri 64108
(816) 300-3000
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:

Raymond Y. Lin, Esq.
Latham & Watkins
885 Third Avenue
New York, New York 10022
(212) 906-1200
(212) 751-4864 (fax)

Calculation of Registration Fee

Title of Securities to be Registered	Amount of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock $0.001 par value	150,847,718	$1.08; $6.60; $1.19; $0.28	$157,684,094.78	$39,421.02

(1)
Represents the maximum number of shares of Birch Telecom, Inc. common stock, par value $0.001 per share ("Common Stock"), that may be acquired under (a) the Birch Telecom, Inc. 1998 Stock Option Plan (the "1998 Plan"), (b) the 2000 Equity Participation Plan of Birch Telecom, Inc. (the "2000 Plan"), and (c) the 2001 Equity Participation Plan of Birch Telecom, Inc. (the "2001 Plan").

(2)
For purposes of computing the registration fee only. Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the Proposed Maximum Offering Price Per Share is based upon (a) the weighted average exercise price per share ($1.08) of outstanding options to purchase 9,647,718 shares under the 1998 Plan, (b) the weighted average exercise price per share ($6.60) of outstanding options to purchase 911,743 shares under the 2000 Plan, (c) the weighted average exercise price per share ($1.19) of outstanding options to purchase 112,622,245 shares under the 2001 Plan, and (d) for the remaining 27,666,012 shares, $0.28, the book value per share of Common stock as of June 30, 2001. No additional options may be granted under the 1998 Plan.

PART I

Item 1.  Plan Information

    Not required to be filed with this Registration Statement.

Item 2.  Registration Information and Employee Plan Annual Information

    Not required to be filed with this Registration Statement.

PART II

Item 3.  Incorporation of Documents by Reference

    The following documents filed with the Securities and Exchange Commission by Birch Telecom, Inc., a Delaware corporation (the "Company"), are incorporated as of their respective dates in this Registration Statement by reference:

  A.
  The Company's Annual Report on Form 10-K filed April 2, 2001 (File No. 333-62797), for the fiscal year ended December 31, 2000.

  B.
  The Company's Quarterly Report on Form 10-Q filed May 15, 2001 (File No. 333-62797), for the quarterly period ended March 31, 2001.

  C.
  The Company's Quarterly Report on Form 10-Q filed August 14, 2001 (File No. 333-62797), for the quarterly period ended June 30, 2001.

    All documents filed by the Company or by the Birch Telecom, Inc. 1998 Stock Option Plan, the 2000 Equity Participation Plan of Birch Telecom, Inc. or the 2001 Equity Participation Plan of Birch Telecom, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

    The following summary description of our capital stock is qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") and our Restated Bylaws (the "Bylaws"), copies of which are filed as exhibits to this Registration Statement.

    Our authorized capital stock consists of: (i) 850,000,000 shares of common stock, and (ii) 400,000,000 shares of preferred stock, of which (a) 8,750,000 shares are designated series B preferred stock, (b) 8,500,000 shares are designated series C preferred stock, (c) 3,000,000 shares are designated series D preferred stock, (d) 30,000,000 shares are designated series F preferred stock, (e) 329,000,000 shares are designated as series G preferred stock, (f) 6,579,000 shares are designated as series H preferred stock, and (g) 2,223,000 shares are designated as series I preferred stock. As of August 1, 2001, there were (i) 8,641,631 shares of common stock outstanding, (ii) 7,558,826 shares of series B preferred stock outstanding, (iii) 6,270,527 shares of series C preferred stock outstanding, (iv) 2,109,843 shares of series D preferred stock outstanding, (v) 23,596,492 shares of series F preferred stock outstanding, (vi) 300,000,000 shares of series G preferred stock outstanding, (vii) 1,013,213 shares of series H preferred stock outstanding, (viii) 758,695 shares of series I preferred stock outstanding, (ix) 27,666,012 shares of common stock reserved for issuance upon the exercise of authorized but unissued stock options to purchase shares of common stock under the 2000 Plan and the 2001 Plan, (x) 123,181,706 shares of common stock issuable upon the exercise of outstanding stock options, and (xi) 2,530,473 shares issuable upon the exercise of outstanding warrants.

COMMON STOCK

    Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. These voting rights are exercised together with the rights of the preferred stock, except that the common stock has the right to elect one member of senior management to the Board of Directors so long as a certain number of shares of preferred stock remain outstanding. The common stock does not have cumulative voting rights. Except as otherwise required by law, actions at Birch's stockholders' meetings require the affirmative vote of a majority of the shares represented at the meeting and that a quorum be present. Holders of common stock are entitled, subject to the preferences of the preferred stock and restrictions imposed by the terms of certain existing debt agreements of Birch (the "Debt Agreements"), to receive such dividends, if any, as may be declared by the Board out of funds legally available therefor. For a discussion of the restrictions imposed by the Debt Agreements regarding the payment of dividends, see the section entitled "Description of the Exchange Notes—Certain Covenants" in our prospectus included in Registration Statement No. 333-62797 on Form S-4, declared effective on February 1, 1999, relating to certain of our debt securities which is incorporated by reference herein. The holders of common stock have no preemptive, redemption, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in our assets which are legally available for distribution, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred stock.

PREFERRED STOCK

Series B Preferred Stock

    Dividends.  The holders of series B preferred stock are entitled, subject to the restrictions imposed by the terms of the Debt Agreements, to receive cumulative dividends at the rate of 15% per annum. The series B preferred stock ranks senior to the series C preferred stock and the common stock, pari passu with the series D, series H, and series I preferred stock, and junior to the series F and series G preferred stock as to dividends. Additional dividends will accrue on the accrued, unpaid dividends on the series B preferred stock.

    Liquidation Preference.  Upon our liquidation, dissolution, or winding up, holders of series B preferred stock will be entitled to a per share liquidation preference of $1.52 plus any accrued, unpaid dividends, subject to the prior payment in full of all of our debts and liabilities. The series B preferred stock ranks senior to the series C preferred stock and the common stock, pari passu with the series H preferred stock, and junior to the series D, series F, series G and series I preferred stock as to liquidation.

    Conversion.  The shares of series B preferred stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of common stock. All outstanding shares of series B preferred stock will be automatically converted into shares of common stock immediately prior to the closing of an initial public offering of the common stock meeting certain requirements. The number of shares of common stock to which a holder of series B preferred stock is entitled upon conversion is the product obtained by multiplying the applicable preferred stock rate (as defined in the Certificate of Incorporation) then in effect by the number of shares of series B preferred stock being converted. The preferred stock rate is subject to adjustment for stock dividends, combinations, splits and the like. In addition, the preferred stock rate for the series B preferred stock is subject to adjustment upon the issuance of additional shares of common stock, subject to certain exceptions.

    Voting Rights.  Subject to certain exceptions, the holders of series B preferred stock are entitled to cast one vote for each share of series B preferred stock held by them on an as-converted to common stock basis. Such votes will be cast together with those cast by the holders of series C, series D, series F, series G, series H, and series I preferred stock and common stock and not as a separate class, except as otherwise provided herein or required by applicable law. The series B, series C, series D, series H, and series I preferred stock, voting as a single class, have the right to elect one member of the Board of Directors so long as a certain number of shares of series B, series C, series D, series F, series G, series H, and series I preferred stock remain outstanding. The series B preferred stock does not have cumulative voting rights.

Series C Preferred Stock

    Dividends.  The holders of series C preferred stock are entitled, subject to the restrictions imposed by the terms of the Debt Agreements, to receive non-cumulative dividends at the rate of 10% per annum. The series C preferred stock ranks senior to the common stock and junior to the series B, series D, series F, series G, series H, and series I preferred stock as to dividends.

    Liquidation Preference.  Upon our liquidation, dissolution, or winding up, holders of series C preferred stock will be entitled to a per share liquidation preference of $1.52 plus any declared, unpaid dividends, subject to the prior payment in full of all of our debts and liabilities. The series C preferred stock ranks senior to the common stock and junior to the series B, series D, series F, series G, series H, and series I preferred stock as to liquidation.

    Conversion.  The shares of series C preferred stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of common stock. All outstanding shares of series C preferred stock will be automatically converted into shares of common stock immediately prior to the closing of an initial public offering of the common stock meeting certain requirements. The number of shares of common stock to which a holder of series C preferred stock is entitled upon conversion is the product obtained by multiplying the applicable preferred stock rate (as defined in the Certificate of Incorporation) then in effect by the number of shares of series C preferred stock being converted. The preferred stock rate is subject to adjustment for stock dividends, combinations, splits and the like. In addition, the preferred stock rate for the series C preferred stock is subject to adjustment upon the issuance of additional shares of common stock, subject to certain exceptions.

    Voting Rights.  Subject to certain exceptions, the holders of series C preferred stock are entitled to cast one vote for each share of series C preferred stock held by them on an as-converted to common stock basis. Such votes will be cast together with those cast by the holders of series B, series D, series F, series G, series H, and series I preferred stock and common stock and not as a separate class, except as otherwise provided herein or required by applicable law. The series B, series C, series D, series H, and series I preferred stock, voting as a single class, have the right to elect one member of the Board of Directors so long as a certain number of shares of series B, series C, series D, series H, and series I preferred stock remain outstanding. The series C preferred stock does not have cumulative voting rights.

Series D Preferred Stock

    Dividends.  The holders of series D preferred stock are entitled, subject to the restrictions imposed by the terms of the Debt Agreements, to receive cumulative dividends at the rate of 15% per annum. The series D preferred stock ranks senior to the series C preferred stock and the common stock, pari passu with the series B, series H, and series I preferred stock, and junior to the series F and series G preferred stock as to dividends. Additional dividends will accrue on the accrued, unpaid dividends on the series D preferred stock.

    Liquidation Preference.  Upon our liquidation, dissolution, or winding up, holders of series D preferred stock will be entitled to a per share liquidation preference of the greater of (i) $4.50 plus any accrued, unpaid dividends or (ii) the amount the holders of series D preferred stock would have received upon the liquidation, dissolution, or winding up had all shares of series D preferred stock and all shares of series F, series G, and series I preferred stock been converted to common stock, subject to the prior payment in full of all of our debts and liabilities. The series D preferred stock ranks senior to the series B, series H, and series C preferred stock and the common stock and pari passu with the series F, series G, and series I preferred stock as to liquidation.

    Conversion.  The shares of series D preferred stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of common stock. All outstanding shares of series D preferred stock will be automatically converted into shares of common stock immediately prior to the closing of an initial public offering of the common stock meeting certain requirements. The number of shares of common stock to which a holder of series D preferred stock is entitled upon conversion is the product obtained by multiplying the applicable preferred stock rate (as defined in the Certificate of Incorporation) then in effect by the number of shares of series D preferred stock being converted. The preferred stock rate is subject to adjustment for stock dividends, combinations, splits and the like. In addition, the preferred stock rate for the series D preferred stock is subject to adjustment upon the issuance of additional shares of common stock, subject to certain exceptions.

    Voting Rights.  Subject to certain exceptions, the holders of series D preferred stock are entitled to cast one vote for each share of series D preferred stock held by them on an as-converted to common stock basis. Such votes will be cast together with those cast by the holders of series B, series C, series F, series G, series H, and series I preferred stock and common stock and not as a separate class, except as otherwise provided herein or required by applicable law. The series B, series C, series D, series H, and series I preferred stock, voting as a single class, have the right to elect one member of the Board of Directors so long as a certain number of shares of series B, series C, series D, series H, and series I preferred stock remain outstanding. The series D preferred stock does not have cumulative voting rights.

Series F Preferred Stock

    Dividends.  The holders of series F preferred stock are entitled, subject to the restrictions imposed by the terms of the Debt Agreements, to receive quarterly cumulative dividends at the rate of 15% per annum. The series F preferred stock ranks senior to the series B, series C, series D, series H, and series I preferred stock and the common stock and pari passu with the series G preferred stock as to dividends. Additional dividends will accrue on the accrued, unpaid dividends on the series F preferred stock. The series F preferred stock is entitled to receive the amount of any dividends paid on the common stock, as if the shares of series F preferred stock had been converted to common stock.

    Liquidation Preference.  Upon our liquidation, dissolution, or winding up, holders of series F preferred stock will be entitled to a per share liquidation preference of the greater of (i) the purchase price per share plus any accrued, unpaid dividends on each share of series F preferred stock or (ii) the amount the holders of series F preferred stock would have received upon the liquidation, dissolution, or winding up had all shares of series D, series F, series G, and series I preferred stock been converted to common stock, subject to the prior payment in full of all of our debts and liabilities. The series F preferred stock ranks senior to the series B, series C, and series H preferred stock and the common stock and pari passu with the series D, series G, and series I preferred stock as to liquidation.

    Conversion.  The shares of series F preferred stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of common stock. All outstanding shares of series F preferred stock will be automatically converted into shares of common stock immediately prior to the closing of an initial public offering of the common stock meeting certain requirements. The number of shares of common stock to which a holder of series F preferred stock is entitled upon conversion is the product obtained by multiplying the applicable preferred stock rate (as defined in the Certificate of Incorporation) then in effect by the number of shares of series F preferred stock being converted. The preferred stock rate is subject to adjustment for stock dividends, combinations, splits and the like. In addition, the preferred stock rate for the series F preferred stock is subject to adjustment upon the issuance of additional shares of common stock, subject to certain exceptions.

    Voting Rights.  Subject to certain exceptions, the holders of series F preferred stock are entitled to cast one vote for each share of series F preferred stock held by them on an as-converted to common stock basis. Such votes will be cast together with those cast by the holders of series B, series C, series D, series G, series H, and series I preferred stock and common stock and not as a separate class, except as otherwise provided herein or required by applicable law. The series F has the right to elect a percentage of the members of the Board of Directors generally equal to the percentage of the common stock represented by the series F preferred stock (assuming the conversion of all shares of preferred stock), rounding up so that the nominees of the holders of series F preferred stock will not represent less than such proportionate interest. The series F preferred stock does not have cumulative voting rights. For as long as the outstanding shares of series F preferred stock represents at least 5% or more of the outstanding shares of common stock (on an as converted basis), the approval of the holders of at least 75% of the then outstanding shares of series F preferred stock is necessary for effecting or validating: (i) any amendment of the Certificate of Incorporation or Bylaws that adversely affects the rights of the series F preferred stock; (ii) any authorization, increase in the authorized number or issuance of any capital stock ranking senior to or on parity with the series F preferred stock as to dividends, voting rights or liquidation; (iii) any payment of dividends; (iv) subject to certain exceptions, the reclassification, combination, split or acquisition of any shares of our capital stock; (v) any agreement regarding merger or sale of assets; (vi) subject to certain exceptions, the acquisition of assets or securities of any other person or entity, other than cash acquisitions valued below a certain threshold; (vii) any joint venture or similar arrangement above a certain threshold; (viii) our liquidation, dissolution or winding up; or (ix) any amendment of the above voting rights.

    Redemption.  In the event of our breach of our Certificate of Incorporation or Bylaws or of the purchasers rights agreement (as discussed below) which has a material adverse effect on the holders of the series F preferred stock, a majority in interest of the series F preferred stock may require the redemption of all or any portion of the shares of series F preferred stock at a price equal to the amount of the liquidation preference of the series F preferred stock; provided, however, that if the redemption would violate the terms of the Debt Agreements, a majority in interest of the series F preferred stock may elect to receive shares of common stock instead of cash.

Series G Preferred Stock

    Dividends.  The holders of series G preferred stock are entitled, subject to the restrictions imposed by the terms of the Debt Agreements, to receive quarterly cumulative dividends at the rate of 15% per annum. The series G preferred stock ranks senior to the series B, series C, series D, series H, and series I preferred stock and the common stock and pari passu with the series F, preferred stock as to dividends. Additional dividends will accrue on the accrued, unpaid dividends on the series G preferred stock. The series G preferred stock is entitled to receive the amount of any dividends paid on the common stock, as if the shares of series G preferred stock had been converted to common stock.

    Liquidation Preference.  Upon our liquidation, dissolution, or winding up, holders of series G preferred stock will be entitled to a per share liquidation preference of the greater of (i) $0.35 plus any accrued, unpaid dividends or (ii) the amount the holders of series G preferred stock would have received upon the liquidation, dissolution, or winding up had all shares of series D, series F, series G, and series I preferred stock been converted to common stock, subject to the prior payment in full of all of our debts and liabilities. The series G preferred stock ranks senior to the series B, series C, and series H preferred stock and the common stock and pari passu with the series D, series F, and series I preferred stock as to liquidation.

    Conversion.  The shares of series G preferred stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of common stock. All outstanding shares of series G preferred stock will be automatically converted into shares of common stock immediately prior to the closing of an initial public offering of the common stock meeting certain requirements. The number of shares of common stock to which a holder of series G preferred stock is entitled upon conversion is the product obtained by multiplying the applicable preferred stock rate (as defined in the Certificate of Incorporation) then in effect by the number of shares of series G preferred stock being converted. The preferred stock rate is subject to adjustment for stock dividends, combinations, splits and the like. In addition, the preferred stock rate for the series G preferred stock is subject to adjustment upon the issuance of additional shares of common stock, subject to certain exceptions.

    Voting Rights.  Subject to certain exceptions, the holders of series G preferred stock are entitled to cast one vote for each share of series G preferred stock held by them on an as-converted to common stock basis. Such votes will be cast together with those cast by the holders of series B, series C, series D, series F, series H, and series I preferred stock and common stock and not as a separate class, except as otherwise provided herein or required by applicable law. The series G has the right to elect a percentage of the members of the Board of Directors generally equal to the percentage of the common stock represented by the series G preferred stock (assuming the conversion of all shares of preferred stock), rounding up so that the nominees of the holders of series G preferred stock will not represent less than such proportionate interest. The series G preferred stock does not have cumulative voting rights. For as long as the outstanding shares of series G preferred stock represents at least 5% or more of the outstanding shares of common stock (on an as converted basis), the approval of the holders of at least 75% of the then outstanding shares of series G preferred stock is necessary for effecting or validating: (i) any amendment of the Certificate of Incorporation or Bylaws that adversely affects the rights of the series G preferred stock; (ii) any authorization, increase in the authorized number or issuance of any capital stock ranking senior to or on parity with the series G preferred stock as to dividends, voting rights or liquidation; (iii) any payment of dividends; (iv) subject to certain exceptions, the reclassification, combination, split or acquisition of any shares of our capital stock; (v) any agreement regarding merger or sale of assets; (vi) subject to certain exceptions, the acquisition of assets or securities of any other person or entity, other than cash acquisitions valued below a certain threshold; (vii) any joint venture or similar arrangement above a certain threshold; (viii) our liquidation, dissolution or winding up; or (ix) any amendment of the above voting rights.

    Redemption.  In the event of our breach of our Certificate of Incorporation or Bylaws or of the purchasers rights agreement (as discussed below) which has a material adverse effect on the holders of the series G preferred stock, a majority in interest of the series G preferred stock may require the redemption of all or any portion of the shares of series G preferred stock at a price equal to the amount of the liquidation preference of the series G preferred stock; provided, however, that if the redemption would violate the terms of the Debt Agreements, a majority in interest of the series G preferred stock may elect to receive shares of common stock instead of cash.

Series H Preferred Stock

    Dividends.  The holders of series H preferred stock are entitled, subject to the restrictions imposed by the terms of the Debt Agreements, to receive cumulative dividends at the rate of 15% per annum. The series H preferred stock ranks senior to the series C preferred stock and the common stock, pari passu with the series D, series B, and series I preferred stock, and junior to the series F and series G preferred stock as to dividends. Additional dividends will accrue on the accrued, unpaid dividends on the series H preferred stock.

    Liquidation Preference.  Upon our liquidation, dissolution, or winding up, holders of series H preferred stock will be entitled to a per share liquidation preference of $1.52 plus any accrued, unpaid dividends, subject to the prior payment in full of all of our debts and liabilities. The series H preferred stock ranks senior to the series C preferred stock and the common stock, pari passu with the series B preferred stock, and junior to the series D, series F, series G and series I preferred stock as to liquidation.

    Conversion.  The shares of series H preferred stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of common stock. All outstanding shares of series H preferred stock will be automatically converted into shares of common stock immediately prior to the closing of an initial public offering of the common stock meeting certain requirements. The number of shares of common stock to which a holder of series H preferred stock is entitled upon conversion is the product obtained by multiplying the applicable preferred stock rate (as defined in the Certificate of Incorporation) then in effect by the number of shares of series H preferred stock being converted. The preferred stock rate is subject to adjustment for stock dividends, combinations, splits and the like. In addition, the preferred stock rate for the series H preferred stock is subject to adjustment upon the issuance of additional shares of common stock, subject to certain exceptions.

    Voting Rights.  Subject to certain exceptions, the holders of series H preferred stock are entitled to cast one vote for each share of series H preferred stock held by them on an as-converted to common stock basis. Such votes will be cast together with those cast by the holders of series C, series D, series F, series G, series B, and series I preferred stock and common stock and not as a separate class, except as otherwise provided herein or required by applicable law. The series B, series C, series D, series H, and series I preferred stock, voting as a single class, have the right to elect one member of the Board of Directors so long as a certain number of shares of series B, series C, series D, series F, series G, series H, and series I preferred stock remain outstanding. The series H preferred stock does not have cumulative voting rights.

Series I Preferred Stock

    Dividends.  The holders of series I preferred stock are entitled, subject to the restrictions imposed by the terms of the Debt Agreements, to receive cumulative dividends at the rate of 15% per annum. The series I preferred stock ranks senior to the series C preferred stock and the common stock, pari passu with the series B, series H, and series D preferred stock, and junior to the series F and series G preferred stock as to dividends. Additional dividends will accrue on the accrued, unpaid dividends on the series I preferred stock.

    Liquidation Preference.  Upon our liquidation, dissolution, or winding up, holders of series I preferred stock will be entitled to a per share liquidation preference of the greater of (i) $4.50 plus any accrued, unpaid dividends or (ii) the amount the holders of series I preferred stock would have received upon the liquidation, dissolution, or winding up had all shares of series I preferred stock and all shares of series F, series G, and series D preferred stock been converted to common stock, subject to the prior payment in full of all of our debts and liabilities. The series I preferred stock ranks senior to the series B, series H, and series C preferred stock and the common stock and pari passu with the series F, series G, and series D preferred stock as to liquidation.

    Conversion.  The shares of series I preferred stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of common stock. All outstanding shares of series I preferred stock will be automatically converted into shares of common stock immediately prior to the closing of an initial public offering of the common stock meeting certain requirements. The number of shares of common stock to which a holder of series I preferred stock is entitled upon conversion is the product obtained by multiplying the applicable preferred stock rate (as defined in the Certificate of Incorporation) then in effect by the number of shares of series I preferred stock being converted. The preferred stock rate is subject to adjustment for stock dividends, combinations, splits and the like. In addition, the preferred stock rate for the series I preferred stock is subject to adjustment upon the issuance of additional shares of common stock, subject to certain exceptions.

    Voting Rights.  Subject to certain exceptions, the holders of series I preferred stock are entitled to cast one vote for each share of series I preferred stock held by them on an as-converted to common stock basis. Such votes will be cast together with those cast by the holders of series B, series C, series F, series G, series H, and series D preferred stock and common stock and not as a separate class, except as otherwise provided herein or required by applicable law. The series B, series C, series D, series H, and series I preferred stock, voting as a single class, have the right to elect one member of the Board of Directors so long as a certain number of shares of series B, series C, series D, series H, and series I preferred stock remain outstanding. The series I preferred stock does not have cumulative voting rights.

WARRANTS

    We have outstanding warrants to purchase up to 2,530,473 shares of common stock at an exercise price of $0.006 per share. These warrants are currently exercisable and expire on June 15, 2008. The warrant agreement governing these warrants provides the holders of the warrants with customary antidilution protections. In addition, holders of these warrants have demand and piggyback registration rights with respect to the exercise of their warrants and the resale of the underlying shares. Prior to exercising their warrants, the warrant holders do not have any voting rights relating to our company.

PURCHASERS RIGHTS AGREEMENT

    Our current stockholders are parties to the purchasers rights agreement, which provides that they vote their respective shares in a manner as to elect persons specified in the agreement to serve as directors. The holders of series F preferred stock have agreed to vote their shares to elect James H. Greene, Jr., Clint Johnstone, Henry R. Kravis and Adam H. Clammer. The holders of series G preferred stock have agreed to vote there shares to elect Mory Ejabat, Alexander Navab, Jr. and George R. Roberts. In addition, the holders of series B preferred stock, series C preferred stock, series D preferred stock series H preferred stock and series I preferred stock have agreed to vote their shares to elect either Henry H. Bradley or Thomas R. Palmer. The holders of common stock have agreed to vote their shares for the election of David E. Scott. The stockholders have also agreed to vote these shares to elect Richard A. Jalkut and either, to the extent not elected by the holders of series B preferred stock, series C preferred stock, series D preferred stock, series H preferred stock and series I preferred stock, Mr. Bradley or Mr. Palmer. So long as the purchasers rights agreement is in effect, these investors will effectively control the election of our board of directors.

REGISTRATION RIGHTS

    The parties to the purchasers rights agreement, subject to some conditions, have registration rights with respect to shares of common stock, including shares of common stock issuable upon conversion or redemption of shares of series F preferred stock or series G preferred stock, or upon conversion of shares of series B preferred stock, series C preferred stock, series D preferred stock, series H preferred stock or series I preferred stock. These purchasers have, subject to some conditions, demand and "piggy-back" registration rights. The purchasers rights agreement provides that each purchaser of stock is subject to lock-up restrictions in the event of a public offering of our securities.

RESTRICTIONS ON TRANSFER

    Our outstanding common stock (including shares issued pursuant to options) and each series of preferred stock are subject to restrictions on transfer. Holders of common stock and each series of preferred stock that are parties to the purchasers rights agreement, subject to some exceptions, may not transfer their shares without first giving us the opportunity to purchase the shares. In addition, subject to some exceptions, the holders of common stock or any series of preferred stock that are parties to the purchasers rights agreement may not transfer their shares without first giving the other purchasers under the purchasers rights agreement the opportunity to participate in the transfer.

PRE-EMPTIVE RIGHTS

    Holders of our common stock and each series of preferred stock that are parties to the purchasers rights agreement have the right to purchase a pro rata portion of any common stock or preferred stock that we propose to sell and issue, subject to some exceptions.

SIZE OF THE BOARD OF DIRECTORS

    The purchasers rights agreement provides that so long as at least 6,666,667 shares of series F preferred stock remain outstanding, the holders of series F preferred stock are entitled to elect and remove directors in accordance with our restated certificate of incorporation. In addition, so long as at least 42,379,182 shares of series G preferred stock remain outstanding, the holders of series G preferred stock are entitled to elect and remove directors in accordance with our restated certificates of incorporation. In the event that less than 6,666,667 shares of series F preferred stock or less than 6,666,667 shares of series G preferred stock remain outstanding, but BTI Ventures L.L.C. and its affiliates, which include KKR, beneficially own at least 10% of our outstanding common stock, BTI has the right to nominate the number of persons to serve as members of the board determined in accordance with a formula set forth in the purchasers rights agreement. Currently there are seven BTI nominees sitting on our eleven seat board of directors.

    For so long as at least 15,000,000 shares of series B preferred stock, series C preferred stock series D preferred stock, series H preferred stock and series I preferred stock remain outstanding, the holders of this stock, voting together as a class, are entitled to elect and remove directors pursuant to our restated certificate of incorporation.

BTI DRAG-ALONG RIGHTS

    For so long as BTI or any of its affiliates beneficially own at least 20% of our outstanding common stock (assuming conversion into common stock of all shares of our series preferred stock), holders of common stock and each series of preferred stock that are parties to the purchasers rights agreement are required to sell their shares in the event that BTI Ventures L.L.C. or its affiliates agree to sell or transfer their shares, or to sell all or substantially all of our assets, to a third party.

BTI VETO RIGHTS

    The purchasers rights agreement provides that for so long as BTI or any of its affiliates beneficially owns at least 10% of the outstanding shares of our common stock (assuming conversion into common stock of all shares of our series preferred stock) or the aggregate outstanding shares of our series F preferred stock and series G preferred stock on an as converted basis, the approval of at least one BTI nominee on our board will be required for our board of directors to approve and authorize any of the following: any changes in our capital structure, such as increases or decreases in the total authorized shares of our common stock and issuances of our capital stock; any payment of dividends or distributions on our capital stock; subject to limited exceptions, any reclassification, combination, split, redemption or other acquisition of any shares of our capital stock; any individual incurrence of indebtedness exceeding $25.0 million; any change in the size or composition of our board or any board committee or creation of any board committee; subject to limited exceptions, any affiliate transaction; any hiring or termination of a chief executive officer; any adoption or modification of our annual budget and business plan; any amendment or modification of any material provision of our senior notes indenture, senior credit facility or any other material contract; any adoption, renewal or material modification of any material compensation or benefit plan or arrangement; any authorization of entering into a new line of business; any consolidation, reorganization, recapitalization, merger or similar transaction; any transfer of our assets, including by pledge, in excess of $25.0 million; subject to limited exceptions, any acquisition of assets or securities for $25.0 million or greater; any amendment to our certificate of incorporation or bylaws; any voting or similar arrangement regarding our capital stock; any payment, discharge or satisfaction of any material claim or liability or the commencement of a material suit; any joint venture involving material assets or the payment or receipt of more than $25.0 million; any material license, contract or agreement; or any liquidation, dissolution or winding up of our company.

Item 5.  Interests of Named Experts and Counsel

    Not applicable.

Item 6.  Indemnification of Directors and Officers

    The Company is a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The Company's Restated Articles of Incorporation (filed as Exhibit 4(a)) provide for indemnification of the officers and directors to the full extent permitted by applicable law.

Item 7.  Exemption from Registration Claimed

    Not applicable.

Item 8.  Exhibits

    See the Exhibit Index on Page 16.

Item 9.  Undertakings

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); that are incorporated by reference in this Registration Statement.

    (2)
    That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, State of Missouri on August 30, 2001.

BIRCH TELECOM, INC.
By:	/s/ GREGORY C. LAWHON Gregory C. Lawhon Senior Vice President of Public Policy and General Counsel

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Gregory C. Lawhon his true and lawful attorney-in-fact and agent, with full power of substitution and reimbursement, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date Signed

/s/ RICHARD A. JALKUT Richard A. Jalkut	Chairman of the Board	August 22, 2001
/s/ DAVID E. SCOTT David E. Scott	President, Chief Executive Officer, Chief Operating Officer and Director (Principal Executive Officer)	August 30, 2001

Henry H. Bradley	Director	August , 2001
/s/ ADAM H. CLAMMER Adam H. Clammer	Director	August 21, 2001
/s/ MORY EJABAT Mory Ejabat	Director	August 20, 2001
/s/ JAMES H. GREENE, JR. James H. Greene, Jr.	Director	August 21, 2001
/s/ CLINT JOHNSTONE Clint Johnstone	Director	August 21, 2001
/s/ HENRY R. KRAVIS Henry R. Kravis	Director	August 21, 2001
Alexander Navab, Jr.	Director	August , 2001
Thomas R. Palmer	Director	August , 2001
/s/ GEORGE R. ROBERTS George R. Roberts	Director	August 21, 2001

Exhibit Index

Item 8.  Exhibits

4.1	Form of Restated Articles of Incorporation of the Company (incorporated by reference to the exhibits in the Company's Quarterly Report on Form 10-Q as filed on August 14, 2001, File No. 333-62797, for the quarterly period ended June 30, 2001).
4.2	Form of Restated By-Laws of the Company (incorporated by reference to the exhibits in the Company's Quarterly Report on Form 10-Q as filed on May 15, 2001, File No. 333-62797, for the quarterly period ended March 31, 2001).
4.3	Birch Telecom, Inc. 1998 Stock Option Plan (incorporated by reference to the exhibits in the Company's annual report on Form 10-K/A as filed on May 7, 1999, File No. 333-62797, for the fiscal year ended December 31, 1998).
4.4	2000 Equity Participation Plan of Birch Telecom, Inc. (incorporated by reference to the exhibits in the Company's registration statement on Form S-1/A as filed on March 31, 2000, File No. 333-33156).
4.5	2001 Equity Participation Plan of Birch Telecom, Inc. (incorporated by reference to the exhibits in the Company's Quarterly Report on Form 10-Q as filed on August 14, 2001, File No. 333-62797, for the quarterly period ended June 30, 2001).
5.1	Opinion of Counsel regarding the legality of the Common Stock being registered.
23.1	Consent of Independent Auditors.
23.2	Consent of Counsel (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

QuickLinks

Calculation of Registration Fee
PART I
  Item 1. Plan Information
  Item 2. Registration Information and Employee Plan Annual Information
PART II
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
Exhibit Index